Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2015 Equity incentive Plan of InfraREIT, Inc. of our report dated March 18, 2015, with respect to the consolidated financial statements and schedule of InfraREIT, L.L.C. included in InfraREIT, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2015 Equity incentive Plan of InfraREIT, Inc. of our report dated March 5, 2015, with respect to the consolidated financial statements of Sharyland Utilities, L.P. included in InfraREIT, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

December 8, 2015